Exhibit 99.1

Dear Gabriel Stockholders:

As many of you know, I became a director of Gabriel Technologies Corporation in May 2009 and was appointed Chief Executive Officer and Chairman of the Board in June.  It is an honor and a privilege for me to lead Gabriel. I’d like to take this opportunity to share a few of our recent developments and objectives for the coming year.

Our primary aim at Gabriel is, of course, to protect and increase stockholder value.  Toward this end, we have been working to end the Company’s financial losses from our Gabriel Technologies, LLC (“GTLLC”) subsidiary.  As previously reported, we recently discontinued the business operations of GTLLC due to its unprofitable operations, negative cash flow and significant ongoing cash requirements.  In addition, on July 14, 2009, GTLLC  entered into a contract for the sale of its inventory and certain assets; terminating this unprofitable business operation and its demands on our resources will allow us to focus on other important goals.

As for other top priorities, we are focusing significant time, attention and resources to prosecuting our federal court lawsuit against Qualcomm Incorporated, SnapTrack, Inc. and Norman Krasner. We are also devoting time to working with our accountants and attorneys to bring current our SEC periodic reporting. Addressing these two matters alone will be expensive, and I am happy to report that, between April and June of this year, a group of investors, including three of our new directors, delivered a much needed $1 million in new capital to Gabriel.  Our capital is now being used, in large part, to further the above objectives, maintain insurance for the Company and pay other Company expenses.

As noted above, we are also working with our attorneys and accounting firm to file our periodic reports with the Securities and Exchange Commission.   This is an extensive undertaking that will require us to file quarterly and annual reports going back to 2007.  I ask that you bear with us during this time-consuming and very expensive process, which we are undertaking as quickly as we believe our resources will allow.  We intend to hold an annual meeting of stockholders once we are current in our SEC reporting.

I intend to provide quarterly updates for you on this Website regarding the Company and its developments.  Please check our website often for new information from me on the Company and our progress, and thank you for your continuing support of Gabriel.

Sincerely,

/s/ George Tingo

George Tingo
CEO and Chairman